Exhibit 10.2

FIRST AMENDMENT TO

EXECUTIVE EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT (this “Amendment”) is made effective the 30 day of October, 2012 between Williams Controls, Inc., a Delaware corporation, (the “Company”) and Patrick W. Cavanagh (the “Executive”).

WHEREAS, Executive and Company entered into that certain Executive Employment Agreement dated July 19, 2004, (the “Employment Agreement”), setting forth the terms and conditions of the Executive’s employment with the Company; and

WHEREAS, the Executive and the Company desire to amend the Employment Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and rulings promulgated thereunder and to clarify the parties rights and obligations with regard to severance pay upon the occurrence of the Executive’s termination in connection with a Sales Event (as defined in the Employment Agreement).

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Executive and Company, intending to be legally bound, agree as follows:

1. Section 2.1 of the Employment Agreement is hereby amended in its entirety to read as follows:

“Base Salary. The Company shall pay Executive a base salary (“Base Salary”) of $321,360 per year, payable in installments according to the Company’s usual payroll practices. Up to 7% of Executive’s Base Salary may be paid, in the Company’s complete discretion, in the form of the Company’s common stock (the “Common Stock”), which payment will occur in a single transfer of stock near the end of the second quarter of the Company’s fiscal year, with the shares of Common Stock valued based on the average trading price for the 30 days immediately preceding payment. In addition, the Board will annually review Executive’s Base Salary.”

2. Section 2.2 of the Employment Agreement is hereby amended in its entirety to read as follows:

“Annual Bonus. Executive will continue to participate in the Company’s annual bonus program, and the aggregate amount of his bonus shall be referred to as the “Annual Bonus.” Executive’s target Annual Bonus shall be 95% of his then-current Base Salary based on target parameters to be set annually by the Board, provided that the bonus payment may be adjusted upward to 167% of Base Salary if the Board determines that extraordinary performance has been achieved for the year. To the extent the Annual Bonus exceeds, 100% of Executive’s Base Salary for any fiscal year, the Board may, in its sole discretion, satisfy its payment obligations for any amounts over 100% of Base Salary by paying in the form of cash or in shares of Common Stock, with the shares of Common Stock valued based on the average trading price for the 30 days immediately preceding payment of the Annual Bonus. Payment of the Annual Bonus, if any, shall be paid within 90 days following the close of the Company’s fiscal year.”

3. Section 2.3 of the Employment Agreement is hereby amended in its entirety to read as follows:

“Equity Awards. All equity awards granted to Executive will become fully vested upon a “Sales Event,” as defined below. The award agreement issued to Executive will also include any accelerated vesting rights held by other executives of the Company.

For purposes of this Agreement, a “Sales Event” shall mean (i) a sale of all or substantially all of the Company’s assets, (ii) a sale (or series of related sales) of the Company’s stock after which voting control of the Company is held by persons who were not shareholders of the Company prior to the sale, if in connection with the sale, or thereafter, Executive is terminated for reasons other than Cause or leaves the Company for Good Reason (as such terms are defined below), or (iii) a tender offer, merger, consolidation, reorganization or other similar event that shifts voting control of the Company (or any successor entity) to persons who were not shareholders of the Company prior to the transaction.”

4. Section 3.1(i) of the Employment Agreement is hereby amended by deleting “except as provided in Section 2.4(v),” from the third sentence. Section 3.1(i) is further amended by inserting “(but in no event later than 90 days following the close of the Company’s fiscal year)” to the end of the final sentence of this section.

5. Section 3.1(ii) of the Employment Agreement is hereby amended in its entirety to read as follows:

“Executive’s resignation of employment shall be deemed to be for “Good Reason” if the resignation is in connection with (a) an assignment of duties inconsistent with respect to his position as President and Chief Executive Officer or any other action by the Board that results in a decrease of his position, authority, duties or responsibilities, excluding an isolated and inadvertent action not taken in bad faith and that is remedied by the Board within 30 days of Executive’s written notice of the problem; (b) any decrease in Executive’s Base Salary or other benefits, other than an isolated and inadvertent failure not occurring in bad faith, which the Company remedies within 30 days of Executive’s written notice of the decrease, or any material decrease in qualified retirement plan or health insurance benefits in conjunction with a plan change needed to enable the plans to satisfy IRS requirements or bring the benefits in line with benefits available to executives of an acquiring entity, or any general reduction in retirement or health plan benefits applicable to the workforce as a whole; (c) any material breach of this Agreement by the Company, which breach is not cured within 30 days of Executive’s written notice of the breach; or (d) any requirement by the Company that Executive relocate more than 50 miles away from the Company’s offices in Portland, Oregon, excluding reasonable travel required by the Company for business purposes. Notwithstanding the foregoing, “Good Reason” shall not be deemed to occur unless (1) Executive provides the Company with written notice (the “Constructive Termination Notice”) that Executive believes that a condition described above has occurred; (2) the Constructive Termination Notice is given within 90 days following the date of the initial existence of the condition; (3) the Company does not rescind or cure the conduct giving rise to the condition described above within 30 days following receipt by the Executive of the Constructive Termination Notice; and (4) Executive has a termination of employment within two years following the initial existence of one or more of the conditions described above.”

6. The last sentence of Section 3.2 of the Employment Agreement is hereby amended in its entirety to read as follows:

“If Executive’s employment is terminated for Cause, the Company shall have no obligation to pay Executive any further compensation, including unpaid bonuses or benefits of any kind, except Base Salary earned and unused paid time off accrued by Executive prior to his termination of employment; provided, however, if Executive is employed on the last day of a fiscal year of the Company, and would otherwise be due an Annual Bonus, as described in Section 2.2, he shall be paid the Annual Bonus, even if he is terminated prior to the actual payment of the bonus, including a termination for Cause, unless the Board reasonably determines in good faith that elements giving rise to a termination for Cause occurred during the fiscal year on which the Annual Bonus is based, in which case the Annual Bonus shall not be paid.”

7. Section 3.6 of the Employment Agreement is hereby amended in its entirety to read as follows:

“Severance Pay – Not Related to a Sales Event. If the Company terminates Executive’s employment for reasons other than Cause, or Executive terminates his employment for Good Reason, the Company shall pay Executive a lump sum severance payment equal to one and one half times his Base Salary within 2 days after the date of Executive’s termination of employment. If payment is triggered under this Section 3.6, the Company will also pay the COBRA premium associated with continued health insurance for Executive for 18 months.”

8. Section 3.7 of the Employment Agreement is hereby deleted and replaced with the following:

“Severance Pay – Sales Event. In addition to the triggering events described in Section 3.6 above, if in anticipation of, and prior to, or following a Sales Event, the Company (or any entity likely to become a succeeding entity of the Company as a result of a Sales Event) provides the Executive with notice that he will not be offered reasonably equivalent employment with the succeeding entity, then such notice shall be deemed to constitute an involuntary termination effective immediately prior to the consummation of the Sales Event. Upon such a termination, the Company will pay severance to Executive equal to one and one half times his Base Salary in a lump sum within 2 days after the effective date of Executive’s termination of employment, plus the Company will pay the COBRA premiums associated with continued health insurance for Executive for 18 months.”

9. The last sentence of Section 5.3 of the Employment Agreement is hereby amended to replace “Section 6.3” with “Section 5.3”.

10. A new section 5.7 is hereby inserted after Section 5.6 of the Employment Agreement to read as follows:

“Section 409A.

(i) To the extent that any payments or benefits hereunder are exempt from application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), this Agreement is intended to be interpreted in a manner that preserves such exemption. To the extent that any payments or benefits hereunder are subject to Code Section 409A, they are intended to comply with the applicable rules with regard thereto and shall be interpreted accordingly. All payments and benefits provided hereunder are intended to constitute separate payments for purposes of Treasury Regulation Section 1.409A-2(b)(2). All references to termination of Executive’s employment herein shall mean Executive’s “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h) (a “Separation From Service”).

(ii) If the Company determines that Executive is a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of Executive’s Separation From Service, then any benefits and payments provided hereunder, to the extent that they are subject to Section 409A of the Code and required to be paid on a delayed basis under Section 409A(a)(2)(B)(i) of the Code, shall be made (or, if applicable, commence, with any installments that otherwise would have been made earlier paid) on the first business day following (1) the later of the expiration of (a) 18 months following the date of the First Amendment to the Executive Employment Agreement to this Agreement is signed by both parties, or (b) the six-month period measured from the date of the Separation From Service, or (2) the date of Executive’s death; provided however that in the event a payment is required to be included in income under Section 409A(a)(1)(A) (or under Notice 2010-6) on a date that is earlier than the date specified for payment under clause (1)(a) above, the payment of the amount subject to such earlier income inclusion (and only such amount) shall be paid as of the first date permitted under Treasury Regulation Section 1.409A-3(j)(4)(vii).

(iii) To the extent that any reimbursements under this Agreement are subject to the provisions of Section 409A of the Code, any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement hereunder will not be subject to liquidation or exchange for another benefit.”

11. A new section 5.8 is hereby inserted after Section 5.7 of the Employment Agreement to read as follows:

“Section 280G.

(a)

Parachute Payments. Any provision of this Agreement to the contrary notwithstanding, if any payment or benefit Executive would receive from the Company pursuant to this Agreement or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount (as defined below). The “Reduced Amount” will be either

(l) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (2) the entire Payment, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in Executive’s receipt, on an after-tax basis, of the greatest amount of the Payment. If a reduction in the Payment is to be made so that the Payment equals the Reduced Amount, reduction in payments and/or benefits will occur in the following order: (i) cancellation of acceleration of vesting on any equity awards for which the exercise price exceeds the then fair market value of the underlying equity; (ii) reduction of cash payments (with such reduction being applied to the payments in the reverse order in which they would otherwise be made, that is, later payments shall be reduced before earlier payments); (iii) cancellation of acceleration of vesting of equity awards not covered under (i) above; provided, however, that in the event that acceleration of vesting of equity awards is to be cancelled, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of such equity awards, that is, later equity awards shall be canceled before earlier equity awards; and (iv) reduction of other benefits paid to Executive.

(b)	Accounting Firm. A top-tier accounting firm selected by Executive will perform the calculations set forth in Section 5.8(a); provided that the firm selected by Executive may not be the firm that then serves as the Company’s auditors. The Company will bear all expenses with respect to the determinations by such firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder will provide its calculations, together with detailed supporting documentation, to Executive within fifteen (15) days before the consummation of a Change in Control or such other time as requested by Executive. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it will furnish Executive with documentation reasonably acceptable to him that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder will be final, binding and conclusive upon the Company and Executive.”

12. The Employment Agreement shall not otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of October 30, 2012.

WILLIAMS CONTROLS, INC.

By:	/s/ R. Eugene Goodson
R. Eugene Goodson, Chairman of the Board of Directors

EXECUTIVE

/s/ Patrick W. Cavanagh
Patrick W. Cavanagh